Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FIRST QUARTER

EARNINGS PER SHARE OF $0.53

•	Advisory revenues of $73.3 million, up 51% compared to the first quarter in the prior year

•	Total revenues for the quarter further benefited from a gain of $8.3 million on our interest in Iridium Communications Inc. (NASDAQ: IRDM)

•	Compensation ratio for the first quarter at 50% of total revenues

•	Pre-tax profit margin of 30% for the quarter

•	Repurchased 203,687 shares of our common stock during the first quarter through open market transactions and from our employees in settlement of tax liabilities due upon vesting of restricted stock

•	Recruited Senior Advisor focused on expanding relationships in India and Asia

NEW YORK, April 18, 2012 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $82.7 million, net income allocable to common stockholders of $16.1 million and a diluted earnings per share of $0.53 for the quarter ended March 31, 2012.

The Firm’s first quarter revenues compare with revenues of $48.4 million for the first quarter of 2011, which represents an increase of $34.3 million, or 71%. Advisory revenues for the quarter were $73.3 million compared to $48.5 million in the first quarter of 2011. Investment revenues for the first quarter of 2012 were $9.4 million compared to a loss of $0.1 million in the first quarter of 2011.

The Firm’s first quarter net income allocable to common stockholders and diluted earnings per share compare to a net loss allocable to common stockholders of $1.6 million and a diluted loss per share of $0.05 in the first quarter of 2011.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We are very pleased with the results we achieved this quarter. Global transaction activity declined significantly from last year, yet we increased advisory revenue by 51% compared to a soft revenue quarter a year ago. While this quarterly result is strong relative to a difficult environment, our business is best measured over longer periods of time, and in that regard it is noteworthy that our trailing 12 months advisory revenue is now $328 million, its highest level since the first quarter of 2008 and up 75% from its low point in the first quarter of 2010. The diversity of our revenue streams—by region, by industry sector and by type of advice—has been key to our success in this challenging period. In the first quarter Europe showed signs of improvement and the US performed well despite a dearth of large transactions in all markets. M&A was the primary contributor by type of advice, restructuring activity showed some improvement, and our capital advisory (or fund placement) business was a modest contributor, while retainer revenue for all types of advice continued to grow. Meanwhile, our costs for both compensation and other expenses remained under control, and we again ended the quarter with no net debt,” Robert F. Greenhill, Chairman, said.

“As many market commentators have noted, conditions seem ripe for a sustained improvement in M&A activity, although the timing and degree of that are obviously uncertain. For us, today’s results reflect a solid start to the year. While the breadth and scale of our current assignment list supports a positive outlook, the low level of M&A announcements in recent months suggests that our revenue opportunity for the year is weighted toward the second half. Apart from M&A advisory, our capital advisory business continues to expand, and revenue in that business tends generally to be weighted toward later in the year. But regardless of the timing of the cyclical recovery, we have never been more convinced that our conflict-free, “pure client advisory” business model positions us well to continue to gain market share from the large banks over time. We are again actively seeking to enhance our potential for such market share gains through targeted recruiting, as the flow of strong candidates seeking to leave the large banks seems to have increased materially since year end,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2012 and 2011, respectively:

	For the Three Months Ended
	March 31, 2012		March 31, 2011
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$73.3	89%	$48.5	100%
Investment revenues	9.4	11%	(0.1)	—%

Total revenues	$82.7	100%	$48.4	100%

Advisory Revenues

Advisory revenues increased 51% to $73.3 million in the first quarter of 2012 compared to $48.5 million in the first quarter of 2011. The increase in advisory revenue in the first quarter of 2012 as compared to the same period in 2011 resulted primarily from an increase in the scale and number of completed assignments. During that period, worldwide completed M&A volume decreased by 42%, from $641.4 billion in 2011 to $375.0 billion in 20121.

Completed assignments in the first quarter of 2012 included:

•	the sale of American Dental Partners, Inc. to JLL Partners, Inc.;

•	the acquisition by Antin Infrastructure Partners of a solar PV plant;

•	the sale by the Capvis Funds of their stake in Stadler Rail Group;

•	the acquisition by Det Norske Veritas AS of a majority stake in KEMA;

•	the recommended takeover of MSF Sugar by Mitr Phol Sugar Corp.;

•	the representation of Miller Group Limited on its recapitalization;

•	delivery of an opinion in relation to the merger of Pentair, Inc. with Tyco Flow Control, a division of Tyco International Ltd.;

•	the sale of Robert Wiseman Dairies to Unternehmensgruppe Theo Mueller;

[1]	Global M&A completed transaction volume for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Source: Thomson Financial as of April 6, 2012.

•	the acquisition by Superior Energy Services, Inc. of Complete Production Services, Inc.; and

•	the sale of Troika Dialog to Sberbank.

During the first quarter of 2012, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for one interim closing and two final closings of the sale of limited partnership interests in such funds.

Investment Revenues

In 2009 the Firm announced its exit from the merchant banking business, and since then has been in the process of seeking to realize value from its remaining principal investments.

In the first quarter of 2012, the Firm recorded investment revenues of $9.4 million compared to an investment loss of $0.1 million in the first quarter of 2011. The increase in investment revenues in the first quarter of 2012 resulted primarily from an increase in the value of our investment in Iridium.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended March 31,
	2012	2011
	(in millions, unaudited)
Net realized and unrealized gains on investments in merchant banking funds	$0.7	$1.7
Sale of certain merchant banking assets	0.1	0.2
Net realized and unrealized gain (loss) in Iridium	8.3	(2.2)
Interest income	0.3	0.2

Total investment revenues	$9.4	$(0.1)

At March 31, 2012, the Firm had principal investments of $119.0 million, including our investment in Iridium of $70.2 million and in previously sponsored and other merchant banking funds of $48.8 million, which includes $9.6 million of value that has been transferred to third parties subject to a put option. As part of our plan to sell our entire interest in Iridium over time, the Firm sold 915,000 shares of Iridium at an average price per share of $8.10 during the first quarter of 2012.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Management and Personnel Changes

As indicated in our year-end earnings release, we are transitioning the Chief Financial Officer role from Richard J. Lieb to Christopher T. Grubb, and this change will take effect on May 1, 2012. Mr. Grubb is a Principal of the Firm, who joined 6 years ago from UBS. He has advised clients on a variety of M&A and restructuring transactions and also played a variety of administrative roles in the Firm. As was the case with Mr. Lieb, he will continue to work on selected client matters while also serving as Chief Financial Officer. Meanwhile, also as previously announced, Mr. Lieb has become Head of North American Corporate Advisory, and as such he will return to a full-time focus on client advisory activities.

In addition, the Firm announced in the first quarter the recruitment of Vikram Gandhi as a Senior Advisor focused on building Greenhill’s advisory relationships in India and Asia.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2012 were $57.9 million, which compares to $50.9 million of total operating expenses for the first quarter of 2011. This represents an increase in total operating expenses of $7.0 million, or 14%, and resulted from increases in both our compensation expense and non-compensation expense, each as described in more detail below. The pre-tax margin for the first quarter of 2012 was 30%.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended March 31,
	2012	2011
	(in millions, unaudited)
Employee compensation and benefits expenses	$41.2	$36.2
% of revenues	50%	75%
Non-compensation expenses	16.6	14.7
% of revenues	20%	30%
Total operating expenses	57.9	50.9
% of revenues	70%	NM
Total income (loss) before tax	24.8	(2.5)
Pre-tax income margin	30%	NM

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2012 were $41.2 million, which reflects a 50% ratio of compensation to revenue. This amount compared to $36.2 million for the first quarter of 2011, which reflected a 75% ratio of compensation to revenue. The increase of $5.0 million, or 14%, results principally from a greater year-end bonus accrual in the first quarter of 2012 compared to the same period in the prior year. The decrease in the ratio of compensation to revenues in the first quarter of 2012 as compared to the same period in 2011 resulted from slightly higher compensation costs spread over significantly higher revenues.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $16.6 million in the first quarter of 2012 compared to $14.7 million in the first quarter of 2011, reflecting an increase of $1.9 million, or 13%. The increase in non-compensation expenses principally resulted from greater travel costs associated with greater business development activities and an increase in other operating costs.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2012 and 2011 were 20% and 30%, respectively. The decrease in non-compensation expenses as a percentage of revenues results from higher costs spread over significantly higher revenues in the first quarter of 2012 as compared to the same period in 2011.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the first quarter of 2012, the provision for income taxes was $8.7 million, which reflects an effective rate of 35%. This compares to an income tax benefit in the first quarter of 2011 of $0.9 million, which reflects an effective tax rate of 37% for the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2012, we had cash of $42.0 million, investments of $119.0 million and short-term debt of $27.0 million.

During the first quarter, the Firm repurchased 56,812 shares of its common stock in open market purchases and, in addition, repurchased from employees 146,875 restricted stock units at the time of vesting to settle tax liabilities. In aggregate during the first quarter, the Firm repurchased 203,687 shares of its common stock at an average price of $46.04, for a total purchase cost of $9.4 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 20, 2012 to common stockholders of record on June 6, 2012.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, April 18, 2012, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Richard J. Lieb, Chief Financial Officer, will review the Firm’s first quarter 2012 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (866) 843 - 0890 (toll-free domestic) or (412) 317 - 9250 (international); passcode: 6914815. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone (until May 21, 2012 at 9:00 a.m.) starting approximately one hour after the call ends. The replay can be accessed at (877) 344 -7529 (toll-free domestic) or (412) 317 -0088 (international); passcode: 10012908. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Report on Form 10-K for the fiscal year 2011.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended March 31,
	2012	2011
	(In thousands, except share and per share data)
Revenues
Advisory fees	$73,255	$48,509
Investment revenues	9,070	(272)
Interest income	365	132

Total revenues	82,690	48,369

Expenses
Employee compensation and benefits	41,237	36,227
Occupancy and equipment rental	4,265	4,186
Depreciation and amortization	1,971	1,857
Information services	1,884	1,565
Professional fees	1,350	1,285
Travel related expenses	3,445	2,526
Interest expense	219	726
Other operating expenses	3,506	2,506

Total expenses	57,877	50,878

Income (loss) before taxes	24,813	(2,509)

Provision (benefit) for taxes	8,677	(928)

Net income (loss) allocated to common stockholders	$16,136	$(1,581)

Average shares outstanding:
Basic	30,522,767	31,072,284
Diluted	30,532,162	31,072,284
Earnings (loss) per share:
Basic	$0.53	$(0.05)
Diluted	$0.53	$(0.05)

Dividends declared and paid per share:	$0.45	$0.45